Schedule II

First Trust North American Energy Infrastructure Fund

First Trust Tactical High Yield ETF

First Trust Senior Loan Fund

First Trust High Income Strategic Focus ETF (fka First Trust Strategic Income ETF)

First Trust Enhanced Short Maturity ETF

First Trust Low Duration Opportunities ETF

First Trust Long Duration Opportunities ETF

First Trust EIP Carbon Impact ETF

FT Cboe Vest S&P 500® Dividend Aristocrats Target Income ETF

First Trust Limited Duration Investment Grade Corporate ETF

FT Cboe Vest Rising Dividend Achievers Target Income ETF

FT Energy Income Partners Strategy ETF